Exhibit 99.1

Kimco Realty Announces Third Quarter 2019 Results

– Portfolio Occupancy Reaches All-Time High –

– Twenty-Third Consecutive Quarter of Double-Digit New Leasing Spreads –

– Updates 2019 Outlook –

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--October 24, 2019--Kimco Realty Corp. (NYSE:KIM) today reported results for its third quarter ended September 30, 2019. For the three months ended September 30, 2019 and 2018, net income available to the company’s common shareholders was $0.14 per diluted share and $0.19 per diluted share, respectively.

Third Quarter Highlights:

  Increased pro-rata occupancy to 96.4%, representing an all-time high level for the company.
  Generated new leasing spreads of 27.2%, representing the 23rd consecutive quarter in which spreads on new leases increased by over 10%.
  Grew same-property net operating income (NOI) by 2.2% compared to the same period in 2018.
  Sold eight properties and two land parcels totaling 1.0 million square feet for $166.7 million. Kimco’s share was $70.9 million.
  Issued $350 million of 30-year unsecured bonds with a coupon of 3.700%. Proceeds were used to fully redeem $175.0 million of 6.000% Class I and $175.0 million of 5.625% Class K Preferred Stock.
  Established a new $500 million “at the market” (ATM) continuous equity offering program.

Financial Results

Net income available to the company’s common shareholders for the third quarter of 2019 was $59.0 million, or $0.14 per diluted share, compared to $85.6 million, or $0.19 per diluted share, for the third quarter of 2018. The change was primarily due to the net sale of approximately $700 million of properties over the last twelve months. The dispositions resulted in $41.7 million of lower gains on sale of properties, net of impairments, partially offset by $8.6 million of lower depreciation expense.

NAREIT Funds From Operations (FFO)* was $146.9 million, or $0.35 per diluted share, for the third quarter of 2019 compared to $140.2 million, or $0.33 per diluted share, for the third quarter of 2018. NAREIT FFO for the third quarter of 2019 included $10.4 million of transactional charges (net of transactional income) including an $11.4 million charge related to the Class I and Class K Preferred Stock redemptions. During the third quarter of 2018, transactional charges (net of transactional income) was $11.9 million.

FFO as adjusted available to common shareholders (FFO as adjusted)*, which excludes the effects of transactional income and charges, was $157.3 million, or $0.37 per diluted share, for the third quarter of 2019 compared to $152.1 million, or $0.36 per diluted share, for the third quarter of 2018.

*A reconciliation of net income available to the company’s common shareholders to NAREIT FFO, FFO as adjusted and same-property NOI is provided in the tables accompanying this press release.

Operating Results

  Pro-rata occupancy ended the third quarter at 96.4%, representing an all-time high level for the company, and a 20-basis-point sequential increase and an expansion of 60 basis points over the same period in 2018.
  Pro-rata anchor occupancy ended the third quarter at an all-time record level of 98.7%, representing a sequential and year-over-year increase of 50 basis points and 110 basis points, respectively.
  Pro-rata small shop occupancy ended the third quarter at 89.9%, representing a sequential decrease of 60 basis points and a 90-basis-point decrease year-over-year. The change in small shop occupancy was primarily due to the vacancies of Payless (19 leases), Charming Charlie (3 leases) and Avenues (6 leases) stores during the third quarter of 2019.
  Pro-rata rental-rate leasing spreads increased 8.1% during the third quarter 2019, with rental rates for new leases up 27.2% and renewals/options higher by 4.6%.
  Same-property NOI grew by 2.2% during the third quarter of 2019 relative to the comparable period in 2018.

Investment Activity

During the third quarter, the company sold eight properties and two land parcels totaling 1.0 million square feet for $166.7 million. Kimco’s share of the sales was $70.9 million.

Year to date, the company’s sales included 20 properties and three land parcels, totaling 3.0 million square feet, for a gross sales price of $392.8 million. Also, during 2019 Kimco acquired three grocery-anchored parcels at its existing properties through a sale-leaseback transaction for $31.2 million. Kimco’s allocable share of year-to-date total dispositions, net of acquisitions was $200.8 million.

Capital Activity

  Issued $350.0 million of 3.700% notes maturing October 2049, with an effective yield of 3.765%.
  Redeemed $175.0 million of 6.000% Class I and $175.0M of 5.625% Class K Preferred Stock.
  Established a new continuous ATM equity offering program through which the company may offer and sell shares of its common stock, par value $0.01 per share, with an aggregate gross sales price of up to $500 million.

Dividend Declarations

Kimco’s board of directors declared a quarterly cash dividend of $0.28 per common share, payable on January 15, 2020, to shareholders of record on January 2, 2020.

The board of directors also declared quarterly dividends with respect to each of the company’s Class J, Class L and Class M series of cumulative redeemable preferred shares. All dividends on the preferred shares will be paid on January 15, 2020, to shareholders of record on January 2, 2020.

2019 Full Year Guidance

The company is adjusting its 2019 guidance ranges as well as operational assumptions as follows:

Guidance (per diluted share)	Current	Previous
Net income available to the company’s common shareholders:	$0.77 to $0.81	$0.82 to $0.88
NAREIT FFO*:	$1.44 to $1.46	$1.44 to $1.48
FFO as adjusted*:	$1.46 to $1.47	$1.44 to $1.48
* Reconciliations are provided for these forward-looking non-GAAP metrics (NAREIT FFO and FFO as adjusted) in the tables accompanying this press release.
Operational Assumptions (Kimco’s pro-rata share)	Current	Previous
Same-property NOI (excluding redevelopments):	2.50% to 2.80%	2.00% to 2.70%
Net dispositions:	Unchanged	$200 million to $300 million
Blended disposition cap rates:	Unchanged	7.25% to 7.75%
Combined redevelopment & development investment:	Unchanged	$275 million to $350 million

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Thursday, October 24, 2019, at 10:00 a.m. Eastern Daylight Time (EDT). The call will include a review of the company’s third quarter 2019 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 4971832).

A replay will be available through Friday, January 24, 2020, by dialing 1-877-344-7529 (Passcode: 10134232). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is one of North America’s largest publicly traded owners and operators of open-air shopping centers. As of September 30, 2019, the company owned interests in 420 U.S. shopping centers and mixed-use assets comprising 74 million square feet of leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 60 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the company’s blog (blog.kimcorealty.com) and social media channels, including Facebook (www.facebook.com/kimcorealty), Twitter (www.twitter.com/kimcorealty), YouTube (www.youtube.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) risks related to the company’s international operations, (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common and preferred stock and the company’s ability to pay dividends at current levels, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2018, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	September 30,	December 31,
	2019	2018
Assets:
Real estate, net of accumulated depreciation and amortization
of $2,474,243 and $2,385,287, respectively	$9,172,123	$9,250,519
Real estate under development	300,976	241,384
Investments in and advances to real estate joint ventures	585,467	570,922
Other real estate investments	194,675	192,123
Cash and cash equivalents	141,310	143,581
Accounts and notes receivable, net	191,436	184,528
Operating lease right-of-use assets, net	98,210	-
Other assets	400,934	416,043
Total assets	$11,085,131	$10,999,100

Liabilities:
Notes payable, net	$4,829,996	$4,381,456
Mortgages and construction loan payable, net	482,632	492,416
Dividends payable	126,203	130,262
Operating lease liabilities	91,621	-
Other liabilities	556,515	560,231
Total liabilities	6,086,967	5,564,365
Redeemable noncontrolling interests	23,695	23,682

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares; undesignated
6,010,240 and 5,996,240 shares, respectively, issued and outstanding (in series)
28,580 and 42,580 shares, respectively;
Aggregate liquidation preference $714,500 and $1,064,500, respectively.	29	43

Common stock, $.01 par value, authorized 750,000,000 shares; issued and
outstanding 422,230,015 and 421,388,879 shares, respectively	4,222	4,214
Paid-in capital	5,781,371	6,117,254
Cumulative distributions in excess of net income	(883,741)	(787,707)
Total stockholders' equity	4,901,881	5,333,804
Noncontrolling interests	72,588	77,249
Total equity	4,974,469	5,411,053
Total liabilities and equity	$11,085,131	$10,999,100

Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019		2018
Revenues
Revenues from rental properties, net	$279,181	$278,699	$850,525		$867,799
Management and other fee income	3,690	4,381	12,229		12,762
Total revenues	282,871	283,080	862,754		880,561
Operating expenses
Rent	(2,836)	(2,702)	(8,452)		(8,262)
Real estate taxes	(37,519)	(37,862)	(113,871)		(115,570)
Operating and maintenance	(39,758)	(39,265)	(123,871)		(123,921)
General and administrative	(23,832)	(21,348)	(72,296)		(67,775)
Provision for doubtful accounts	-	(1,389)	-		(4,571)
Impairment charges	(19,609)	(3,336)	(41,235)		(33,855)
Depreciation and amortization	(68,874)	(74,972)	(209,440)		(236,114)
Total operating expenses	(192,428)	(180,874)	(569,165)		(590,068)

Gain on sale of properties/change in control of interests	9,025	28,250	47,382		180,461
Operating income	99,468	130,456	340,971		470,954

Other income/(expense)
Other income, net	4,327	5,219	8,887		14,675
Interest expense	(43,146)	(44,081)	(131,638)		(140,458)
Early extinguishment of debt charges	-	(12,762)	-		(12,762)
Income before income taxes, net, equity in income of joint ventures, net,
and equity in income from other real estate investments, net	60,649	78,832	218,220		332,409

Benefit from income taxes, net	3,866	315	3,580		983
Equity in income of joint ventures, net	17,673	16,533	58,960		52,486
Equity in income of other real estate investments, net	3,265	5,045	22,758		24,638

Net income	85,453	100,725	303,518		410,516
Net income attributable to noncontrolling interests	(1,463)	(567)	(2,332)		(882)
Net income attributable to the Company	83,990	100,158	301,186		409,634
Preferred stock redemption charges	(11,369)	-	(11,369)		-
Preferred dividends	(13,573)	(14,534)	(42,641)		(43,657)
Net income available to the Company's common shareholders	$59,048	$85,624	$247,176		$365,977

Per common share:
Net income available to the Company: (2)
Basic	$0.14	$0.19	$0.58		$0.86
Diluted	$0.14	$0.19	$0.58	(1)	$0.85	(1)
Weighted average shares:
Basic	419,823	419,230	419,663		421,106
Diluted	421,002	419,764	420,986		422,443
(1)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $20 and $683 for the nine months ended September 30, 2019 and 2018, respectively.

(2)	Adjusted for earnings attributable from participating securities of ($654) and ($604) for the three months ended September 30, 2019 and 2018, and ($1,938) and ($1,818) for the nine months ended September 30, 2019 and 2018, respectively. Adjusted for the change in carrying amount of redeemable equity securities of ($3,918) for the three and nine months ended September 30, 2018.

Reconciliation of Net Income Available to the Company's Common Shareholders to
FFO and FFO as Adjusted Available to the Company's Common Shareholders
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018 (1)	2019	2018 (1)
Net income available to the Company's common shareholders	$59,048	$85,624	$247,176	$365,977
Gain on sale of properties/change in control of interests	(9,025)	(32,477)	(47,382)	(186,689)
Gain on sale of joint venture properties	(1,988)	(2,554)	(15,174)	(6,103)
Depreciation and amortization - real estate related	68,250	74,751	208,233	230,993
Depreciation and amortization - real estate jv's	9,768	11,871	30,044	32,766
Impairment charges	20,982	3,338	45,637	33,971
Profit participation from other real estate investments, net	-	(485)	(9,784)	(10,466)
Loss/(gain) on marketable securities	199	557	(1,375)	2,043
Noncontrolling interests (2)	(309)	(411)	(890)	(2,334)
Funds from operations available to the Company's common shareholders	146,925	140,214	456,485	460,158
Transactional charges, net	10,369	11,873	8,369	5,470
Funds from operations available to the Company's common shareholders as adjusted	$157,294	$152,087	$464,854	$465,628

Weighted average shares outstanding for FFO calculations:
Basic	419,823	419,230	419,663	421,106
Units	833	823	839	926
Dilutive effect of equity awards	1,120	534	1,273	515
Diluted (3)	421,776	420,587	421,774	422,547

FFO per common share - basic	$0.35	$0.33	$1.09	$1.09
FFO per common share - diluted (3)	$0.35	$0.33	$1.08	$1.09
FFO as adjusted per common share - diluted (3)	$0.37	$0.36	$1.10	$1.10
(1)	Certain amounts have been reclassified in order to conform with NAREIT's clarification guidance adopted January 1, 2019.
(2)	Related to gains, impairments and depreciation on properties, where applicable.
(3)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $213 and $223 for the three months ended September 30, 2019 and 2018, respectively. Funds from operations would be increased by $670 and $787 for the nine months ended September 30, 2019 and 2018, respectively.

Funds From Operations (“FFO”) is a supplemental non-GAAP financial measure utilized to evaluate the operating performance of real estate companies. Effective January 1, 2019, the Company adopted the National Association of Real Estate Investment Trusts (“NAREIT”) Funds From Operations White Paper – 2018 Restatement ("FFO White Paper - 2018 Restatement") which clarifies, where necessary, existing guidance and consolidates alerts and policy bulletins into a single document for ease of use. NAREIT defines FFO as net income/(loss) available to the Company’s common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis. Included in the FFO White Paper - 2018 Restatement is an option for the Company to make an election to include or exclude gains and losses on the sale of assets and impairments of assets incidental to its main business in the calculation of FFO. In conjunction with the adoption of the FFO White Paper - 2018 Restatement, the Company has elected to exclude gains/impairments on land parcels, gains/losses (realized or unrealized) from marketable securities and gains/impairments on preferred equity participations in NAREIT defined FFO.

The Company’s reconciliation of net income available to the Company’s common shareholders to FFO available to the Company’s common shareholders and FFO available to the Company’s common shareholders as adjusted, is reflected in the table above (in thousands, except per share data). In conjunction with the adoption of NAREIT’s FFO White Paper – 2018 Restatement, the Company has reclassified $4.2 million and $14.4 million from transactional income into FFO available to the Company’s common shareholders for the three and nine months ended September 30, 2018, respectively, relating to incidental gains and losses on the sale of assets and mark-to-market changes in equity securities. This reclassification had no impact on FFO available to the Company’s common shareholders as adjusted for the three and nine months ended September 30, 2018.

Reconciliation of Net Income Available to the Company's Common Shareholders
to Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income available to the Company's common shareholders	$59,048	$85,624	$247,176	$365,977
Adjustments:
Management and other fee income	(3,690)	(4,381)	(12,229)	(12,762)
General and administrative	23,832	21,348	72,296	67,775
Impairment charges	19,609	3,336	41,235	33,855
Depreciation and amortization	68,874	74,972	209,440	236,114
Gain on sale of properties/change in control of interests	(9,025)	(28,250)	(47,382)	(180,461)
Interest and other expense, net	38,819	51,624	122,751	138,545
Benefit from income taxes, net	(3,866)	(315)	(3,580)	(983)
Equity in income of other real estate investments, net	(3,265)	(5,045)	(22,758)	(24,638)
Net income attributable to noncontrolling interests	1,463	567	2,332	882
Preferred stock redemption charges	11,369	-	11,369	-
Preferred dividends	13,573	14,534	42,641	43,657
Non same property net operating income	(18,047)	(22,910)	(69,422)	(98,645)
Non-operational expense from joint ventures, net	14,611	17,690	39,529	47,198
Same Property NOI	$213,305	$208,794	$633,398	$616,514

Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

Reconciliation of Diluted Net Income Available to Common Shareholders Per Common Share
to Diluted Funds From Operations Available to Common Shareholders Per Common Share
(unaudited)

	Projected Range
	Full Year 2019
	Low	High

Diluted net income available to company's common shareholder	$0.77	$0.81
per common share

Depreciation and amortization - real estate related	0.65	0.68

Depreciation and amortization - real estate joint ventures,
net of noncontrolling interests	0.09	0.10

Gain on sale of properties/change in control of interests	(0.12)	(0.16)

Gain on sale of joint venture properties	(0.04)	(0.05)

Impairments charges	0.11	0.11

Profit participation from other real estate investments, net	(0.02)	(0.02)

Noncontrolling interests	-	(0.01)

FFO per diluted common share	$1.44	$1.46

Transactional charge, net	0.02	0.01

FFO as adjusted per diluted common share	$1.46	$1.47
Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

Contacts

David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corp.
1-866-831-4297
dbujnicki@kimcorealty.com